UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2009

MSC Industrial Direct Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Annual Incentive Bonus Plan for Fiscal Year 2010

On December 22, 2009, the Compensation Committee approved the Company's annual incentive bonus plan for fiscal year 2010.  The plan provides executive officers with the opportunity to earn annual cash bonuses with an allocation of 25% of target awards to the Compensation Committee's qualitative evaluation of individual performance and management achievement of strategic business initiatives (the "Discretionary Component"), and 75% of target awards and award levels above target based on achievement of adjusted diluted earnings per share for fiscal 2010 (the "Performance Component").

Under the annual incentive bonus plan, target bonus awards are set at various levels determined by the Compensation Committee for each executive, which will be: $665,000 for Mr. David Sandler, the Company's President and Chief Executive Officer; $230,000 for Mr. Charles Boehlke, the Company's Chief Financial Officer; and $155,000 for each of Mr. Thomas Cox and Mr. Douglas Jones, who are named executive officers.  Actual payout amounts will be based on achievement of the Discretionary Component and the Performance Component, with a maximum payout of 150% of target.  Under the plan, the Compensation Committee exercises discretion to adjust GAAP earnings per share to account for non-recurring and other similar items.  In addition, under the plan, the Compensation Committee retains discretion to adjust bonus payouts below the payout levels correlating to performance where it determines that circumstances exist that had a negative effect on the Company but were not reflected in earnings per share performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: December 23, 2009	By:	/s/ Shelley M. Boxer
		Name:	Shelley M. Boxer
		Title:	Vice President, Finance